Exhibit 99.1
FOR IMMEDIATE RELEASE


Contact: Rebecca Winning
         InfoNow Corporation
         (303) 293-0212
         rwinning@infonow.com
         --------------------


                     INFONOW ANNOUNCES THIRD QUARTER RESULTS

          Company gains traction in sales of Channel Insight; adds new
                             Channel Insight clients

DENVER, November 4 - InfoNow Corporation (NASDAQ: INOW), a leading provider of Channel Visibility solutions, today announced financial results for the third quarter of 2004.

For the third quarter of 2004, the Company reported:

- Revenue of $2.65 million, compared to revenue of $2.84 million in the third quarter a year ago;
- A net loss of $355,000 or ($0.04) per share, compared to net income of $78,000, or $0.01 per share, in the third quarter a year ago;
- Operating cash use of $189,000, compared to operating cash flow of $92,000 in the third quarter a year ago;
- Total cash use of $272,000, compared to total cash flow of $96,000 in the third quarter a year ago; and
- A cash balance at September 30, 2004 of $3.9 million, compared to a cash balance of $2.8 million at September 30, 2003.

The Company had previously projected a modest sequential decline in revenues, a net loss in the range of ($0.04) - ($0.06) per share and modest cash use for the third quarter.

"In July, we embarked on an aggressive growth strategy," said Michael Johnson, chairman and CEO of InfoNow. "During the third quarter, we executed against that strategy by strengthening our services and delivery teams, enhancing our Channel Insight solution, signing new Channel Insight agreements, and pursuing joint sales opportunities with a prospective partner. We also continued negotiations with our largest client to extend an existing Channel Insight agreement and to pursue additional Channel Insight opportunities."

Recent highlights include the following:


                                     -more-

InfoNow Announces Third Quarter Results - Page 2 of 5

Channel Insight Customers

InfoNow signed a number of new Channel Insight agreements, including:

-    a managed services agreement with a leading provider of storage solutions;
- a managed services agreement with a leading provider of networking solutions (signed early in the fourth quarter); and
- Channel Insight processing projects for a leading manufacturer of computer, networking and communications products as well as a leading provider of information storage systems.

During the third quarter, the Company also expanded services for a number of its existing Channel Insight clients and completed six Channel Insight proof-of-concepts with prospective new clients.

InfoNow also announced that it continues to negotiate with its largest client to renew its existing Channel Insight agreements, one of which expired on October 31, 2004. The Company is providing Channel Insight software and services to this client, at a significantly reduced rate, while both parties work to finalize a longer-term agreement. During this period, the Company expects to receive $148,000 in monthly service fees, a reduction of $223,000 per month, beginning November 1 of this year. As part of these negotiations, InfoNow continues to pursue a significant expansion of this client's Channel Insight deployment.

Channel Management Customers

The Company also renewed or extended Channel Management agreements with 30 percent of its existing clients, including companies such as ABN AMRO, Bank of America, Hewlett-Packard, Maytag, Meloche Monnex, Schering, Visa and Wachovia. Examples of these agreements include:

- an agreement with Bank of America to extend its Locator solution to include former Fleet ATM and branch locations; and
- early in the fourth quarter, a significant new agreement with InfoNow's largest client to extend its Leads Management solution to Asian-Pacific partners.

Sales and Marketing

InfoNow extended its Channel Insight solution to mid-market companies that sell a majority of their products through distributors, resellers and other channel partners. InfoNow's Channel Insight Partner POS Platform collects point-of-sale
(POS) and inventory data from channel partners, processes it using InfoNow's system, and provides accurate information, in near real-time, on distributors and resellers. It not only identifies virtually all of the partners involved in channel sales transactions; it also enriches this information with detailed market intelligence. Clients use this information to support critical business decisions in the areas of partner management, sales, marketing and channel operations. Clients can use it on a stand-alone basis, or they can elect at any time to expand the solution to provide exceptional visibility into end customers as well.
                                     -more-

InfoNow Announces Third Quarter Results - Page 3 of 5

Software and Services

InfoNow continued to extend its Channel Insight solution by adding new international capabilities. These enhancements include new functionality to streamline global partner data collection, support multiple currencies and exchange rates, and provide accurate identification of international partners and end-customers.

InfoNow also began to offer a Channel Insight Data Warehouse, wherein the Company hosts partner and/or customer data for clients and facilitates ad-hoc reporting to help them understand and manage specific business issues.

Also during the quarter, InfoNow grew its full-time development and services resources by 15 percent, or eight new positions. These additions reflect the Company's commitment to accelerate deployment of its Channel Insight solution with new and existing customers and to accelerate development of this solution.

Forward-Looking Guidance

"We believe Channel Insight represents a significant growth opportunity for InfoNow," Johnson said. "In anticipation of that growth, we are working hard to scale our ability to handle an expanding client base. Our strategy is based on patent-pending intellectual property, modular software solutions, and leveraged access to new customers, and we're gaining traction with prospects, customers and partners. As a result, we expect to continue to invest in Channel Insight by adding incremental headcount in the fourth quarter."

Johnson noted that the Company's hiring plan is predicated on the timing and outcome of key initiatives, including anticipated sales closes, both direct and in concert with a potential partner, and ongoing negotiations with InfoNow's largest client for significant new Channel Insight business.

The Company provided the following guidance for InfoNow's expected performance for the fourth quarter of 2004:

- Based on the expected timing of sales closes and the expected reduction of monthly service fees from its largest client, the Company expects revenue in the range of $2.2 to $2.4 million;

- The Company plans to continue investment in Channel Insight development and services and consequently expects a net loss in the range of ($0.06) to ($0.08) and a more modest cash use.

                                     -more-

InfoNow Announces Third Quarter Results - Page 4 of 5


InfoNow will host a conference call today at 11:00 a.m. Eastern Time to review the results of operations for the third quarter 2004 and to provide guidance for the remainder of 2004. To participate, domestic callers may dial 1-800-240-7305. Interested parties may also go to the main page of the Company's Web site at www.infonow.com and click on the conference call announcement link to access a live audio cast of the call. An audio replay of the call will be available for the next 90 days at the above Website address. In addition, today's press release and other financial information are available in the Investor Relations section of InfoNow's Web site.

About InfoNow Corporation
InfoNow (Nasdaq:INOW) provides Channel Visibility and Channel Management software and services to companies that sell through complex channel partner networks. The Company's Channel Insight Solution gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their businesses, through detailed customer segmentation and profiling, highly targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, precise sales credit assignment, real-time inventory tracking and more. The Company also offers Channel Management solutions for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Avaya, Bank of America, Enterasys Networks, Hewlett-Packard, StorageTek, Visa and Wachovia better serve their end-customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company's Web site at www.infonow.com.

The statements made in this press release represent InfoNow's views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law. This press release contains forward-looking statements, including statements relating to the Company's expectations for financial results in 2004. Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the Company's ability to meet its objectives. Factors that could affect the Company's ability to achieve its objectives include the following: an extended macroeconomic slowdown could have an adverse affect on market demand for software and services; extended sales cycles could have a negative impact on the timing of sales, implementations and revenue recognition; the Company may not be successful in forecasting customer demand for its solutions; the Company may not be successful in its efforts to extend and expand a key customer contract; strategic partnerships may not advance as anticipated; the Company may not collect cash payments from customers as quickly as anticipated; and/or the Company may not develop and deploy its software and services as expected.

In light of these and other risks, there can be no assurance that the forward-looking statements contained in this press release will in fact be realized. Actual events or results may differ materially. Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this release are contained in the Company's reports on form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.
              -------------------

 InfoNow is a registered trademark of InfoNow Corporation. All other trademarks are the property of their respective owners.
                                       ###

InfoNow Announces Third Quarter Results - Page 5 of 5

REPORTED FINANCIAL HIGHLIGHTS
(000s of U.S. Dollars except per share amounts)
Unaudited

                                                                Three Months Ended
                                                  ------------------------------------------------
                                                  Sept. 30,           June 30,           Sept. 30,
                                                    2004                2004               2003
                                                    ----                ----               ----
Statement of Operations
Revenues                                           $ 2,649             $ 2,822            $ 2,839
Cost of Goods Sold                                   1,545               1,368              1,319
                                                   -------             -------            -------
Gross Profit                                         1,104               1,454              1,520
Selling & Marketing Expense                            487                 538                552
Product Development Expense                            216                 186                328
General & Administrative Expense                       763                 636                561
                                                   -------             -------            -------
Total Operating Expense                              1,466               1,360              1,441
Operating Profit (Loss)                               (362)                 94                 79
Other Income (Expense)                                   7                   4                 (1)
                                                   -------             -------            -------
Net Income  (Loss)                                 ($  355)            $    98            $    78
                                                   =======             =======            =======
Net Income (Loss) Per Share:
  Basic                                            ($ 0.04)            $  0.01            $  0.01
  Diluted                                          ($ 0.04)            $  0.01            $  0.01
Average Shares Outstanding:
  Basic (000s)                                       9,961               9,914              9,325
  Fully Diluted (000s)                               9,961              10,975              9,750


                                                  Sept. 30,            June 30,            Dec. 31,
                                                    2004                2004                2003
                                                    ----                ----                ----

Balance Sheet
Assets:
Cash                                               $ 3,944             $ 4,216            $ 3,299
Other Current Assets                                 1,929               1,886              2,132
                                                   -------             -------            -------
Total Current Assets                                 5,873               6,102              5,431
Other Assets                                           512                 552                608
                                                   -------             -------            -------
       Total Assets                                $ 6,385             $ 6,654            $ 6,039
                                                   =======             =======            =======
Liabilities and Stockholders' Equity:
Total Current Liabilities                          $ 2,060             $ 1,947            $ 1,934
Other Liabilities                                      182                 217                275
Stockholders' Equity                                 4,143               4,490              3,830
                                                   -------             -------            -------
       Total Liabilities and Stockholders' Equity: $ 6,385             $ 6,654            $ 6,039
                                                   =======             =======            =======
